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                     January 25, 2024

       Christophe Y. Le Caillec
       Chief Financial Officer
       American Express Company
       200 Vesey Street
       New York, New York 10285

                                                        Re: American Express
Company
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 10,
2023
                                                            File No. 001-07657

       Dear Christophe Y. Le Caillec:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance